Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 pertaining to the 2015 Share Option Plan of our report dated April 6, 2022 (except for Notes 1d, 9a, 9d, 9e, 9f, 9g and 9h as to which the date is February 17, 2023), relating to the consolidated financial statements of Wearable Devices Ltd. as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 appearing in the Company’s Amendment No.2 to Post- Effective Amendment No.1 to the Registration Statement on form F-1. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

February 17, 2023

Tel Aviv, Israel